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                     April 28, 2022

       Nickolas Tabraue
       CEO and Director
       Earth Science Tech, Inc.
       10650 NW 29th Terrace
       Doral, Florida 33172

                                                        Re: Earth Science Tech,
Inc.
                                                            Form 10-K for
Fiscal Year Ended March 31, 2021
                                                            Filed September 28,
2021
                                                            File No. 000-55000

       Dear Mr. Tabraue:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences